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                                                                   EXHIBIT 10.01


                                  July 15, 1999


James E. Challenger
777 Prospect Avenue
Winnetka, Illinois 60093

               Re: OFFER OF EMPLOYMENT BY INTEGRATED SYSTEMS, INC.

Dear Mr. Challenger:

         I am very pleased to confirm our offer to you of employment with Integrated Systems, Inc. (the "COMPANY"). You will initially report to the Company's Chief Executive Officer in the position of Chief Technology Officer and will have such responsibilities and authority as may from time to time be assigned to you by the Board of Directors or the Chief Executive Officer of the Company. The terms of our offer and the benefits currently provided by the Company are as follows:

         1. You will serve the Company as Chief Technology Officer and with such duties and responsibilities as the Chief Executive Officer of Company may from time to time determine. In addition, you will be elected to the Board of Directors of the Company as soon as practicable after your first day of employment. You will comply with and be bound by Company's operating policies, procedures, and practices from time to time in effect during your employment. You will perform your duties under this Agreement at the Illinois offices of Company. You hereby represent and warrant that you are free to enter into and fully perform this Agreement and the agreements referred to herein without breach of any agreement or contract to which you are a party or by which you are bound.

         2. You will devote your full time and efforts exclusively to this employment and apply all your skill and experience to the performance of your duties and advancing the Company's interests in accordance with your experience and skills. In addition, you will not engage in any consulting activity except with the prior written approval of Company, or at the direction of Company, and you will otherwise do nothing inconsistent with the performance of your duties hereunder.

         3. Your initial salary will be Two Hundred Thousand Dollars ($200,000.00) per year and will be subject to annual review. In addition, you will be eligible to participate in Company's employee benefit plans of general application, including without limitation those plans covering pension and profit sharing, executive bonuses, stock purchases, and those plans covering life, health, and dental insurance in accordance with the rules established for individual participation in any such plan and applicable law. You will receive such other benefits, including vacation, holidays and sick leave, as the Company generally provides to its employees holding similar positions.

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Employment Offer
Page 2

         4. You will be eligible to earn a One Hundred Thousand Dollar ($100,000.00) bonus (the "MAXIMUM BONUS") during your first year of employment with the Company. You and the Company will agree upon performance criteria for fiscal year 2000 which will be allocated based on the following performance factors: Company revenue 1/3, Company profit 1/3 and MBO 1/3.

         5. As of the date hereof, you shall be granted under the Company's 1998 Equity Incentive Plan (the "Plan"), a nonqualified stock option on the date of this Agreement to purchase 125,000 shares of Common Stock at the fair market value as determined on the date of grant in accordance with the Plan. In addition, on the first anniversary of this Agreement, you shall be granted a second nonqualified stock option to purchase 75,000 shares of Common Stock at the fair market value as determined on the date of grant in accordance with the Plan, provided that you have provided continuous services to the Company during such one year period. Such options shall become exercisable ("VEST") over a four year period, with 25% vesting after one year and the remaining 75% on a monthly basis thereafter. The option grant shall have a ten year term from the grant date.

         6. The Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with the Company's business, provided that such expenses are deductible to the Company, are in accordance with the Company's applicable policy and are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service.

         7. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Employee Invention Assignment and Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not want you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.

         8. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without notice. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

         9. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

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Employment Offer
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         10.      You and the Company shall submit to mandatory binding
arbitration in any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, PROVIDED, HOWEVER, that the Company retains its right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be conducted in Santa Clara, California in accordance with the National Rules For the Resolution of Employment Disputes of the American Arbitration Association in effect at that time, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         11. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

         12. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

         13. This Agreement and all rights hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, PROVIDED, HOWEVER, that any such assignee assumes the Company's obligations hereunder.

         14. All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

         15. This Agreement constitutes the entire and only agreement between the parties relating to employment of you with the Company, and other than the Non-competition Agreement dated as of the date hereof, this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect thereto.

         16. This Agreement may be amended, modified, superseded, canceled, renewed or extended only by an agreement in writing executed by both parties hereto.

         17. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by facsimile, sent by certified first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, five (5)

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Employment Offer
Page 4

days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

                     If to the Company:     Integrated Systems, Inc.
                                            201 Moffett Park Drive
                                            Sunnyvale, California 94089
                                            Facsimile: (408) 542-1959
                                            Attention: Chief Financial Officer

                     If to you:             James E. Challenger
                                            777 Prospect Avenue
                                            Winnetka, Illinois 60093

         18. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

         19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

         20. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

         21. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

         We look forward to the opportunity to welcome you to the Company.

                                                 Very truly yours,

                                                 INTEGRATED SYSTEMS, INC.

                                                 /s/ Charles M. Boesenberg
                                                 -----------------------------
                                                 Charles Boesenberg, President


I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms set forth above.


/s/ James E. Challenger                          Date signed:
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James E. Challenger